UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital Master Fund, Ltd.
Sellers Capital LLC

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Media Contact:	Stefan Prelog Walek & Associates 212-590-0523 sprelog@walek.com
SELLERS CAPITAL DEMANDS RESIGNATION OF
PREMIER EXHIBITIONS’ CEO ARNIE GELLER AND OTHER STEPS TO
CUT COSTS AND INCREASE SHAREHOLDER VALUE
CHICAGO, November 6, 2008 — Sellers Capital, LLC (Sellers), the largest shareholder of Premier Exhibitions (Premier) (PRXI), representing approximately 16% of the outstanding shares, today called for the resignation of Premier’s Chairman and CEO, Arnie Geller, citing multiple failures of management, lack of strategic focus, and a 95% decline in Premier’s stock price since mid-2007.
In a letter presented to Mr. Geller on November 4, 2008, several reasons for Sellers’ dissatisfaction were cited. Among them was Geller’s excessive compensation in light of the company’s declining market cap and the dismal track record of Board oversight with respect to reigning in management. In fiscal year 2008, Geller received a $676,000 salary and total compensation of $1.26 million, including a cash bonus of $300,000, even though Premier’s stock price declined 55% during that fiscal year. In fiscal year 2009, his salary remains the same while the problems persist and the stock price continues to decline.
“It is completely inappropriate for the CEO of a $30 million company to receive a salary of $700,000 per year,” said Mark Sellers, Sellers’ managing partner. “We do not believe that Mr. Geller and the board of directors have had the best interests of shareholders in mind when making decisions. The Board’s track record is not good: It agreed with the decision to hire former CEO Bruce Eskowitz and signed off on his outrageous salary which cost the company millions of dollars; it signed off on Mr. Geller’s salary; and it has continually failed to govern management and guide the company in a way that protects shareholder interests.”
The stock has declined 95% from its all-time high price of $18.62 in July 2007, and was down 91% for the year-to-date in 2008 through November 4, due to a consistent pattern of overpromising and under-delivering to investors. Expectations have been continuously missed, and subsequently ratcheted down.
Other factors for Sellers’ actions are:
•	A declining cash balance and liquidity.

•	A bloated organizational structure and failure to implement a streamlined management structure to reduce payroll.

•	No clear plan to monetize the company’s Titanic assets currently tied up in litigation and a continued failure to resolve the legal dispute and unlock the value for shareholders.

•	Rampant nepotism and a lack of human resource policies designed to control the employment of family members and friends.

•	Geller’s inability to delegate authority and failure to create a succession plan.

•	A lack of a cohesive, healthy corporate culture with clear lines of communication.

•	A stock price just above $1, risking a NASDAQ delisting.
In the letter, Sellers also provided its plan to fix the problems currently facing Premier. Sellers intends to reshape the board of directors by adding directors with restructuring and turnaround experience, as well as entertainment industry experience, and reshape the executive team. Sellers’ plan would cut costs across the company and institute more appropriate human resources and merit-based compensation policies. With the help of a new management team, Sellers will make the changes necessary to restore the company to profitability and build value for all shareholders.
Mr. Sellers would serve as non-executive chairman after Mr. Geller’s departure to oversee implementation of the plan and make sure every action the company takes is in the best interests of shareholders. While serving in this role, Mr. Sellers would not receive compensation of any kind.
Other steps include:
•	Cutting fixed and variable costs dramatically and restoring profitability while keeping business disruptions to a minimum.

•	Reducing growth initiatives until the company returns to profitability and is free-cash flow positive.

•	Focusing on a return on invested capital when making all capital budgeting decisions.

•	Using the cost savings from the executive restructuring to hire a dedicated sales and marketing team for both U.S. and international operations (currently the company does not have a dedicated sales and marketing team).

•	Developing a plan to monetize Premier’s Titanic assets.
“We have a fiduciary responsibility to our investors and all Premier shareholders to maximize the company’s value and turn this ship around before it hits an iceberg and sinks,” said Sellers.
If the company does not agree to make the necessary changes to restore the company to profitability and to restructure operations, Sellers will then initiate the process of calling for the company to hold a special meeting of all shareholders in order to vote on specific proposals to address its concerns, including a proposal to elect its slate of nominees to support the necessary changes it is putting forth. Florida law allows a special shareholder meeting to be called by stockholders that own greater than 10% of a company’s outstanding shares.
“We believe a complete overhaul of the company is needed in order to prevent the current situation from deteriorating further. Mr. Geller needs to go and the current Board needs to realize that shareholders will not stand for lax oversight any longer. We hope the Board will agree to our demands so we can avoid a costly and time-consuming proxy contest and get on with the serious business of turning this company around.”
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Sellers Capital, LLC is the beneficial owner of 4,778,399 shares of common stock of Premier Exhibitions, representing approximately 15.7% of the company’s outstanding shares, based upon the 30,349,781 shares of common stock reported by Premier Exhibitions to be outstanding as of September 29, 2008 in its Proxy Statement filed with the SEC.
If Sellers Capital initiates a proxy contest, Sellers Capital and its nominees to the board would be the participants in the solicitation of proxies. Shareholders of Premier Exhibitions should read the proxy statement of Sellers Capital, LLC when it becomes available because it will contain important information relating to the special meeting and the solicitation of proxies to be used at the special meeting. Shareholders would be able to obtain a copy of the proxy statement free of charge from the SEC’s website located at www.sec.gov or from Sellers Capital, LLC.

Shareholder Contact: Sam Weiser Sellers Capital, LLC 312-775-1307 sweiser@sellerscapital.com	Media Contact: Stefan Prelog Walek & Associates 212-590-0523 sprelog@walek.com